Exhibit 99.1

NEWS RELEASE

Gray Reports Record Operating Results for the Quarter Ended September 30, 2018

Atlanta, Georgia – November 6, 2018. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN) today announces record results of operations for the three-months ended September 30, 2018, including record revenue, net income and Broadcast Cash Flow (a non-GAAP financial measure, defined below). Our diluted net income per share for the third quarter of 2018 was $0.70.

Financial Highlights, Selected Operating Data and Other Recent Developments:

●

Record Third Quarter Revenue, Net Income and Broadcast Cash Flow - Our revenue, net income and Broadcast Cash Flow for the third quarter of 2018 were all record results. Our revenue was $279.3 million, increasing $60.3 million, or 28%, from the third quarter of 2017, and was our best all-time quarterly revenue. Our net income was $61.9 million, increasing $46.6 million, or 304%, from the third quarter of 2017, and was our all-time best third quarter net income. Our Broadcast Cash Flow was $134.6 million, increasing $54.7 million, or 69%, from the third quarter of 2017, and was also our all-time best quarterly result.

●

Political Revenue – Our political advertising revenue was $48.0 million for the third quarter of 2018, consistent with our recently updated guidance. For comparison, after giving effect to stations acquired and divested since January 1, 2014, we earned $41.1 million of political advertising revenue in the third quarter of 2014, which was the most recent non-presidential election year. Our political advertising revenue for the third quarter of 2018 was 17% greater than that of the third quarter of 2014, on this adjusted basis.

●

Retransmission Revenue, Expense and Net - Our gross retransmission revenue for the third quarter of 2018 was $91.6 million, and our retransmission expense was $41.4 million. Therefore, our retransmission revenue, net of retransmission expense, was $50.2 million for the third quarter of 2018. We currently anticipate that for calendar year 2018, gross retransmission revenue will be approximately $354.0 million to $356.0 million and retransmission revenue net of retransmission expense, will be approximately $188.0 million to $190.0 million.

●

Total Leverage Ratio, Net of all Cash - As of September 30, 2018, our total leverage ratio, as defined in our senior credit facility, was 3.51 times on a trailing eight-quarter basis after netting our total cash balance of $550.9 million.

●

Pending Merger with Raycom Media - On June 23, 2018, we entered into a merger agreement with, among others, Raycom Media, Inc. Giving effect to the merger including divestitures of stations due to market overlaps, upon completion we will own and/or operate television stations and leading locally focused digital platforms in 92 markets broadcasting approximately 400 separate programming streams, including over 150 affiliates of the ABC/NBC/CBS/FOX networks. The combined entity will own number-one or number-two ranked stations in 85 of the 92 markets. These stations were ranked number-one in all day Nielsen ratings in 62 of the combined markets and number-one or number-two in 92% of the combined markets. In addition to high quality television stations, as part of the merger, we plan to acquire businesses that provide sports marketing, production and digital signage services, which should result in our becoming a more diversified media company. The consummation of the transaction is subject to the satisfaction or waiver of certain customary closing conditions, including approval from the Federal Communications Commission and the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. We anticipate that the transaction will be completed later in the fourth quarter of 2018.

●

Financing for Pending Merger with Raycom – In connection with our acquisition of Raycom Media, we expect to enter into an amendment and restatement of our senior credit facility, pursuant to which we would borrow $1.4 billion of additional secured term loan financing. In addition, we expect, through a new special purpose wholly-owned subsidiary of Gray (“Escrow Issuer”), to assume $750.0 million in aggregate principal amount of 7% senior unsecured notes due 2027, upon consummation of the Raycom Merger. We expect to use the net proceeds of the term loan, notes and other sources, to finance the acquisition and pay related fees and expenses.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

Selected Operating Data (unaudited)

	Three Months Ended September 30,
			% Change		% Change
			2018 to		2018 to
	2018	2017	2017	2016	2016
	(dollars in thousands)
Revenue (less agency commissions):
Total	$279,310	$218,977	28%	$204,490	37%
Political	$48,018	$4,005	1099%	$22,272	116%

Operating expenses (1)(3):
Broadcast	$145,091	$139,542	4%	$120,683	20%
Corporate and administrative	$11,041	$8,330	33%	$7,217	53%

Net income (loss)	$61,886	$15,316	304%	$(213)	29154%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow (3)	$134,560	$79,824	69%	$84,206	60%
Broadcast Cash Flow Less Cash Corporate Expenses (3)	$124,821	$72,670	72%	$77,956	60%
Free Cash Flow	$72,861	$38,145	91%	$29,495	147%

	Nine Months Ended September 30,
			% Change		% Change
			2018 to		2018 to
	2018	2017	2017	2016	2016
	(dollars in thousands)
Revenue (less agency commissions):
Total	$755,912	$649,119	16%	$574,846	31%
Political	$71,863	$9,034	695%	$41,576	73%

Operating expenses (1)(3):
Broadcast	$436,664	$406,781	7%	$346,518	26%
Corporate and administrative	$30,134	$24,472	23%	$31,407	(4)%

Net income	$122,536	$96,382	27%	$26,439	363%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow (3)	$320,515	$243,304	32%	$229,437	40%
Broadcast Cash Flow Less Cash Corporate Expenses (3)	$293,866	$222,060	32%	$200,937	46%
Free Cash Flow	$164,718	$130,622	26%	$79,640	107%

(1)	Excludes depreciation, amortization and (gain) loss on disposal of assets.
(2)	See definition of non-GAAP terms and a reconciliation of the non-GAAP amounts to net income included elsewhere herein.
(3)

Amounts in 2017 and 2016 have been reclassified to give effect to the implementation of Accounting Standards Update 2017-07, Compensation – Retirement Benefits (Topic 715) – Improving the Presentation of Net Periodic Pension Cost and Net Postretirement Benefit Cost (“ASU 2017-07”).

Results of Operations for the Third Quarter of 2018

Revenue (less agency commissions).

The table below presents our revenue (less agency commissions) by type for the third quarter of 2018 and 2017 (dollars in thousands):

	Three Months Ended September 30,
	2018		2017		Amount	Percent
		Percent		Percent	Increase	Increase
	Amount	of Total	Amount	of Total	(Decrease)	(Decrease)
Revenue (less agency commissions):
Local (including internet/digital/mobile)	$106,929	38.3%	$110,033	50.2%	$(3,104)	(3)%
National	29,199	10.5%	31,027	14.2%	(1,828)	(6)%
Political	48,018	17.2%	4,005	1.8%	44,013	1099%
Retransmission consent	91,603	32.8%	70,150	32.0%	21,453	31%
Other	3,561	1.2%	3,762	1.8%	(201)	(5)%
Total	$279,310	100.0%	$218,977	100.0%	$60,333

Total revenue increased $60.3 million, or 28%, to $279.3 million for the third quarter of 2018 compared to the third quarter of 2017. Total revenue increased primarily as a result of increased political advertising revenue due to 2018 being the “on-year” of the two-year election cycle and increased retransmission consent revenue, due primarily to increased retransmission consent rates.

Broadcast Operating Expenses.

Broadcast operating expenses (before depreciation, amortization and gain or loss on disposal of assets) increased $5.5 million, or 4%, to $145.1 million for the third quarter of 2018 compared to the third quarter of 2017. The increase reflects, in part, the following:

●

Non-compensation expense increased $7.1 million, or 10%, in the 2018 period primarily as the result of increased retransmission expense of $6.7 million, or 19%, to $41.4 million offset by decreases in agency commissions of $0.6 million and other professional services of $0.6 million in the third quarter of 2018.

●

Compensation expense decreased $1.6 million in the 2018 period, primarily due to reductions in staffing. Non-cash stock-based compensation expenses were $0.3 million and $0.4 million in the third quarters of 2018 and 2017, respectively.

Corporate and Administrative Operating Expenses.

Corporate and administrative expenses (before depreciation, amortization and gain or loss on disposal of assets) increased $2.7 million, or 33%, to $11.0 million in the third quarter of 2018 as compared to the third quarter of 2017. The increase reflects, in part, the following:

●

Non-compensation expense increased $2.2 million in the 2018 period, primarily due to increased professional fees related to acquisition activities. Professional fees related to acquisition activities were $2.4 million in the third quarter of 2018.

●

Compensation expense increased $0.5 million in the 2018 period, primarily due to increases in incentive compensation costs. Non-cash stock-based amortization expenses were $1.3 million and $1.2 million in the third quarters of 2018 and 2017, respectively.

Taxes.

We made aggregate federal and state tax payments, net of refunds, of $14.8 million in the third quarter of 2018 compared to $0.3 million in the third quarter of 2017.

Results of Operations for the Nine-Months Ended September 30, 2018

Revenue (less agency commissions).

The table below presents our revenue (less agency commissions) by type for the nine-month periods ended September 30, 2018 and 2017 (dollars in thousands):

	Nine Months Ended September 30,
	2018		2017		Amount	Percent
		Percent		Percent	Increase	Increase
	Amount	of Total	Amount	of Total	(Decrease)	(Decrease)
Revenue (less agency commissions):
Local (including internet/digital/mobile)	$325,319	43.0%	$330,547	50.9%	$(5,228)	(2)%
National	83,584	11.1%	86,822	13.4%	(3,238)	(4)%
Political	71,863	9.5%	9,034	1.4%	62,829	695%
Retransmission consent	262,461	34.7%	207,094	31.9%	55,367	27%
Other	12,685	1.7%	15,622	2.4%	(2,937)	(19)%
Total	$755,912	100.0%	$649,119	100.0%	$106,793

Total revenue increased $106.8 million, or 16%, to $755.9 million for the nine-months ended September 30, 2018 compared to the nine-months ended September 30, 2017. Total revenue increased primarily as a result of increased political advertising revenue due to 2018 being the “on-year” of the two-year election cycle and increased retransmission consent revenue, due primarily to increased retransmission consent rates. Local and national advertising revenue decreased slightly, in spite of the $2.3 million of revenue we earned from the broadcast of the 2018 Super Bowl on our NBC-affiliated stations, compared to $0.6 million that we earned from the broadcast of the 2017 Super Bowl on our FOX-affiliated stations. In addition, revenue from the broadcast of the 2018 Winter Olympic Games on our NBC-affiliated stations was approximately $5.5 million.

Broadcast Operating Expenses.

Broadcast operating expenses (before depreciation, amortization and gain or loss on disposal of assets) increased $29.9 million, or 7%, to $436.7 million for the nine-months ended September 30, 2018 compared to the nine-months ended September 30, 2017. The increase reflects, in part, the following:

●

Non-compensation expenses increased by $26.7 million, or 13%, in the 2018 period, primarily as the result of increased retransmission expense of $21.5 million, or 21%, to $122.3 million in 2018 and net increases in several other expense categories including programming and other professional fees. Our programming costs related to the 2018 Winter Olympic Games were $1.5 million.

●

Compensation expenses increased $3.2 million, or 2%, in the 2018 period. Including the effect of a $0.5 million adjustment related to forfeitures, our non-cash stock-based compensation expenses were $1.5 million and $1.1 million in the 2018 and 2017 periods, respectively.

Corporate and Administrative Operating Expenses.

Corporate and administrative expenses (before depreciation, amortization and gain or loss on disposal of assets) increased $5.7 million, or 23%, to $30.1 million in the nine-months ended September 30, 2018 compared to the nine-months ended September 30, 2017. The increase reflects, in part, the following:

•

Non-compensation expenses increased $4.5 million, primarily due to an increase of $4.1 million of professional fees related to acquisition activities. Professional fees related to acquisition activities were $6.2 million in the 2018 period.

•

Compensation expense increased $1.2 million, primarily due to increased incentive compensation costs. Non-cash stock-based amortization expenses were $3.5 million and $3.2 million in the 2018 and 2017 periods, respectively.

Gain or Loss on Disposal of Assets.

We reported gains on disposals of assets of $5.2 million in the nine-months ended September 30, 2018, compared to $75.1 million in the nine-months ended September 30, 2017. On June 1, 2017, we tendered two of our broadcast licenses and made other modifications to our broadcast spectrum related to our participation in the FCC’s broadcast spectrum auction. Our proceeds from this auction were $90.8 million and the cost of the assets disposed was $13.1 million.

Loss from Early Extinguishment of Debt.

In the nine-months ended September 30, 2017, we recorded a loss from early extinguishment of debt of approximately $2.9 million related to the amendment and restatement of our senior credit facility.

Taxes.

We made aggregate federal and state income tax payments, net of refunds, of approximately $26.8 million in the nine-months ended September 30, 2018, compared to $1.2 million in the nine-months ended September 30, 2017. During the remainder of 2018, we anticipate making income tax payments (net of refunds) of approximately $13.0 million.

Detailed table of operating results

Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands except for net income per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2018	2017	2018	2017

Revenue (less agency commissions)	$279,310	$218,977	$755,912	$649,119
Operating expenses before depreciation, amortization and (gain) or loss on disposal of assets, net:
Broadcast (1)	145,091	139,542	436,664	406,781
Corporate and administrative (1)	11,041	8,330	30,134	24,472
Depreciation	13,350	13,085	40,587	38,555
Amortization of intangible assets	4,998	6,460	15,587	18,684
(Gain) loss on disposal of assets, net	(3,572)	1,660	(5,187)	(75,139)
Operating expenses	170,908	169,077	517,785	413,353
Operating income	108,402	49,900	238,127	235,766
Other income (expense):
Miscellaneous income, net (1)	930	152	2,192	407
Interest expense	(25,104)	(24,207)	(74,185)	(71,189)
Loss from early extinguishment of debt	-	-	-	(2,851)
Income before income tax	84,228	25,845	166,134	162,133
Income tax expense	22,342	10,529	43,598	65,751
Net income	$61,886	$15,316	$122,536	$96,382

Basic per share information:
Net income	$0.71	$0.21	$1.39	$1.34
Weighted-average shares outstanding	87,765	71,636	88,191	71,777

Diluted per share information:
Net income	$0.70	$0.21	$1.38	$1.33
Weighted-average shares outstanding	88,565	72,454	88,810	72,491

Political advertising revenue (less agency commissions)	$48,018	$4,005	$71,863	$9,034

(1) Amounts in 2017 have been reclassified to give effect to the implementation of ASU 2017-07

Other Financial Data

	September 30, 2018	December 31, 2017
	(in thousands)

Cash	$550,932	$462,399
Long-term debt including current portion	$1,800,234	$1,837,428
Borrowing availability under our senior credit facility	$100,000	$100,000

	Nine Months Ended September 30,
	2018	2017
	(in thousands)

Net cash provided by operating activities	$186,174	$114,346
Net cash used in investing activities	(33,473)	(336,334)
Net cash (used in) provided by financing activities	(64,168)	69,653
Net increase (decrease) in cash	$88,533	$(152,335)

Guidance for the Three-Months Ending December 31, 2018

Based on our current forecasts for the quarter ending December 31, 2018 (the “fourth quarter of 2018”), and excluding the anticipated results and closing costs of any pending transactions, we anticipate changes from the quarter ended December 31, 2017 (the “fourth quarter of 2017”) as outlined below:

	Low End	% Change	High End	% Change
	Guidance for	From	Guidance for	From
	the Fourth	Fourth	the Fourth	Fourth	Fourth
	Quarter of	Quarter of	Quarter of	Quarter of	Quarter of
Selected operating data:	2018	2017	2018	2017	2017
	(dollars in thousands)
OPERATING REVENUE:
Revenue (less agency commissions)	$319,000	37%	$325,000	39%	$233,609

OPERATING EXPENSES(1)
(before depreciation, amortization and gain on disposals of assets):
Broadcast	$155,000	3%	$158,000	5%	$150,782
Corporate and administrative	$11,500	62%	$13,500	90%	$7,117

OTHER SELECTED DATA:
Political advertising revenue
(less agency commissions)	$81,000	985%	$82,000	999%	$7,464

(1)	Amounts in 2017 have been reclassified to give effect to the implementation of ASU 2017-07.

Comments on Fourth Quarter of 2018 Guidance:

Unless specifically mentioned, our comments exclude the anticipated results and closing costs of pending transactions, in particular the Raycom Merger, during the fourth quarter of 2018.

Revenue.

Based on our current forecasts for the fourth quarter of 2018, we anticipate the following changes from the fourth quarter of 2017:

•

We believe our fourth quarter of 2018 local advertising revenue (including internet/digital/mobile) will change to be within a range of approximately $115.0 million to $116.0 million, representing a -4% to -5% change. We believe our fourth quarter of 2018 national advertising revenue will change to be within a range of approximately $28.0 million to $29.0 million, representing a -9% to -12% change. These declines in local and national advertising revenue are consistent with inventory displacement as a result of increased demand from political advertising customers.

•

We believe our fourth quarter of 2018 political advertising revenue will be within a range of approximately $81.0 million to $82.0 million. After giving effect to stations acquired and divested since January 1, 2014, we earned $79.6 million of political advertising revenue in the fourth quarter of 2014 which was the most recent non-presidential election year. We currently anticipate calendar year 2018 political advertising revenue will be within a range of approximately $152.9 million to $153.9 million, compared to $144.8 million for calendar year 2014, on that same basis.

•

We believe that our gross retransmission revenue for calendar year 2018 will be within a range of approximately $354.0 million to $356.0 million and retransmission revenue net of retransmission expense will be within a range of approximately $188.0 million to $190.0 million. We believe our fourth quarter of 2018 retransmission consent revenue will be within a range of approximately $92.0 million to $94.0 million.

Broadcast Operating Expenses (before depreciation, amortization and gain or loss on disposal of assets, net).

For the fourth quarter of 2018, we anticipate that our broadcast operating expenses will increase primarily due to retransmission expense, which we expect to increase by a range of approximately $7.5 million to $8.0 million to within a range of approximately $43.0 million to $44.0 million.

Corporate and Administrative Operating Expenses (before depreciation, amortization and gain or loss on disposal of assets, net).

For the fourth quarter of 2018, we anticipate our corporate and administrative operating expense will increase to within a range of approximately $12.5 million to $13.5 million, primarily attributable to increases in professional services fees.

The Company

Currently, we own and/or operate television stations in 57 television markets broadcasting over 200 separate programming streams, including over 100 affiliates of the CBS/NBC/ABC/FOX networks. Based on the consolidated results of the four Nielsen “sweeps” periods in 2017 our stations achieved the number-one or number-two ranking in both overall audience and news audience in all 57 of our 57 markets. We have entered into an agreement to combine with Raycom Media, Inc. in a transformational transaction. Following the consummation of the acquisition, the combined company will own leading television stations and digital platforms serving 92 markets. The combined company will also include video program production, marketing, and digital businesses including Raycom Sports, Tupelo-Raycom, and RTM Studios, the producer of PowerNation programs and content. For further information, please visit www.gray.tv.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the fourth quarter of 2018 or other periods, future income tax payments, pending transactions and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of the date hereof. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2017 and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC's website at www.sec.gov.

Conference Call Information

We will host a conference call to discuss our third quarter operating results on November 6, 2018. The call will begin at 11:00 AM Eastern Time. The live dial-in number is 1 (855) 493-3489 and the confirmation code is 5589529. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1 (855) 859-2056, Confirmation Code: 5589529 until December 6, 2018.

Gray Contacts

Web site: www.gray.tv

Hilton H. Howell, Jr., Chairman, President and Chief Executive Officer, 404-266-5512

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333

Effects of Acquisitions and Divestitures on Our Results of Operations and Non-GAAP Terms

From January 1, 2016 (the beginning of the earliest period presented) through September 30, 2018, we completed eight acquisition transactions and one divestiture transaction. As more fully described in our 2017 Form 10-K filed with the Securities and Exchange Commission and in our other prior disclosures, these transactions added a net total of 21 television stations to our operations. We refer to these transactions, collectively, as the “Acquisitions.”

From time to time, Gray supplements its financial results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) by disclosing the non-GAAP financial measures Broadcast Cash Flow, Broadcast Cash Flow Less Cash Corporate Expenses, Free Cash Flow, Operating Cash Flow as defined in the Senior Credit Agreement and Total Leverage Ratio and Net of All Cash. These non-GAAP amounts are used by us to approximate amounts used to calculate key financial performance covenants contained in our debt agreements and are used with our GAAP data to evaluate our results and liquidity.

We define Broadcast Cash Flow as net income plus loss from early extinguishment of debt, corporate and administrative expenses, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense and non-cash 401(k) expense, less any gain on disposal of assets, any miscellaneous income, any income tax benefits and payments for program broadcast rights.

We define Broadcast Cash Flow Less Cash Corporate Expenses as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, and non-cash 401(k) expense, less any gain on disposal of assets, any miscellaneous income, any income tax benefits and any payments for program broadcast rights.

We define Free Cash Flow as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, amortization of deferred financing costs, any income tax expense and non-cash 401(k) expense, less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast rights, contributions to pension plans, amortization of original issue premium on our debt, purchases of property and equipment (net of reimbursements) and the payment of income taxes (net of any refunds received).

We define Operating Cash Flow as defined in our Senior Credit Agreement as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, interest expense, any income tax expense, non-cash 401(k) expense and trade expense less any gain on disposal of assets, any income tax benefits, payments for program broadcast rights, trade income, and contributions to pension plans. Operating Cash Flow as defined in our Senior Credit Agreement gives effect to the revenue and broadcast expenses of the Acquisitions as if they had been acquired or divested, respectively, on October 1, 2016. It also gives effect to certain operating synergies expected from the Acquisitions and related financings and adds back professional fees incurred in completing the Acquisitions. Certain of the financial information related to the Acquisitions has been derived from, and adjusted based on, unaudited, un-reviewed financial information prepared by other entities, which Gray cannot independently verify. We cannot assure you that such financial information would not be materially different if such information were audited or reviewed and no assurances can be provided as to the accuracy of such information, or that our actual results would not differ materially from this financial information if the Acquisitions had been completed at the stated date. In addition, the presentation of Operating Cash Flow as Defined in the Senior Credit Agreement and the adjustments to such information, including expected synergies resulting from such transactions, may not comply with GAAP or the requirements for pro forma financial information under Regulation S-X under the Securities Act.

Our Total Leverage Ratio, Net of All Cash is determined by dividing our Adjusted Total Indebtedness, Net of All Cash by our Operating Cash Flow as defined in our Senior Credit Agreement, divided by two. Our Adjusted Total Indebtedness, Net of All Cash represents the total outstanding principal of our long-term debt, plus certain other obligations as defined in our Senior Credit Agreement, less all cash. Our Operating Cash Flow as defined in our Senior Credit Agreement, divided by two, represents our average annual Operating Cash Flow as defined in our Senior Credit Agreement for the preceding eight quarters.

These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to, and in conjunction with, results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

Reconciliation, in thousands – Quarter:

	Three Months Ended
	September 30,
	2018	2017	2016
Net income (loss)	$61,886	$15,316	$(213)
Adjustments to reconcile from net income (loss) to
Free Cash Flow:
Depreciation	13,350	13,085	11,494
Amortization of intangible assets	4,998	6,460	4,235
Non-cash stock based compensation	1,645	1,531	1,271
(Gain) loss on disposal of assets, net	(3,572)	1,660	354
Miscellaneous (income) loss, net (1)	(930)	(152)	10
Interest expense	25,104	24,207	27,926
Loss from early extinguishment of debt	-	-	31,987
Income tax expense	22,342	10,529	797
Amortization of program broadcast rights	5,309	5,209	4,817
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	-	1	7
Payments for program broadcast rights	(5,311)	(5,176)	(4,729)
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock based compensation	9,739	7,154	6,250
Broadcast Cash Flow (1)	134,560	79,824	84,206
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock based compensation	(9,739)	(7,154)	(6,250)
Broadcast Cash Flow Less Cash Corporate Expenses (1)	124,821	72,670	77,956
Contributions to pension plans	(2,500)	-	(1,405)
Interest expense	(25,104)	(24,207)	(27,926)
Amortization of deferred financing costs	1,157	1,157	1,397
Amortization of original issue premium on senior notes	(153)	(153)	(194)
Purchase of property and equipment	(14,979)	(11,011)	(19,763)
Reimbursements of property and equipment purchases	4,392	-	-
Income taxes paid, net of refunds	(14,773)	(311)	(570)
Free Cash Flow	$72,861	$38,145	$29,495

(1) Amounts in 2017 and 2016 have been reclassified to give effect to the implementation of ASU 2017-07

Reconciliation, in thousands – Year to Date:

	Nine Months Ended
	September 30,
	2018	2017	2016
Net income	$122,536	$96,382	$26,439
Adjustments to reconcile from net income to
Free Cash Flow:
Depreciation	40,587	38,555	34,237
Amortization of intangible assets	15,587	18,684	12,365
Non-cash stock based compensation	5,016	4,303	3,827
(Gain) loss on disposal of assets, net	(5,187)	(75,139)	(66)
Miscellaneous income, net (1)	(2,192)	(407)	(619)
Interest expense	74,185	71,189	73,470
Loss from early extinguishment of debt	-	2,851	31,987
Income tax expense	43,598	65,751	19,109
Amortization of program broadcast rights	15,913	15,444	14,026
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	-	16	21
Payments for program broadcast rights	(16,177)	(15,569)	(13,859)
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock based compensation	26,649	21,244	28,500
Broadcast Cash Flow (1)	320,515	243,304	229,437
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock based compensation	(26,649)	(21,244)	(28,500)
Broadcast Cash Flow Less Cash Corporate Expenses (1)	293,866	222,060	200,937
Contributions to pension plans	(2,500)	(624)	(3,038)
Interest expense	(74,185)	(71,189)	(73,470)
Amortization of deferred financing costs	3,472	3,466	3,664
Amortization of original issue premium on senior notes	(458)	(458)	(626)
Purchase of property and equipment	(34,894)	(21,426)	(33,238)
Reimbursements of property and equipment purchases	6,238	-	-
Income taxes paid, net of refunds	(26,821)	(1,207)	(14,589)
Free Cash Flow	$164,718	$130,622	$79,640

(1) Amounts in 2017 and 2016 have been reclassified to give effect to the implementation of ASU 2017-07

Reconciliation of Total Leverage Ratio, Net of All Cash, in thousands except for ratio

Eight Quarters Ended
September 30, 2018

Net income	$420,321
Adjustments to reconcile from net income to operating cash flow as defined in our Senior Credit Agreement:
Depreciation	104,246
Amortization of intangible assets	44,890
Non-cash stock-based compensation	14,593
(Gain) loss on disposals of assets, net	(78,992)
Interest expense	193,210
Loss from early extinguishment of debt	2,851
Income tax expense	(767)
Amortization of program broadcast rights	41,921
Common stock contributed to 401(k) plan	24
Payments for program broadcast rights	(42,159)
Pension expense	(1,232)
Contributions to pension plans	(5,634)
Adjustments for stations acquired or divested, financings and expected synergies during the eight quarter period	22,293
Professional fees related to acquisitions and divestitures	8,065
Operating Cash Flow as defined in our Senior Credit Agreement	$723,630
Operating Cash Flow as defined in our Senior Credit Agreement, divided by two	$361,815

September 30, 2018
Adjusted Total Indebtedness:
Total outstanding principal, including current portion	$1,820,026
Capital leases and other debt	669
Cash	(550,932)
Adjusted Total Indebtedness, Net of All Cash	$1,269,763

Total Leverage Ratio, Net of All Cash	3.51